Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2003-HE1

Monthly Period	January 1, 2004 through January 31, 2004
Payment Date	February 25, 2004

Aggregate Amount Collected for the Collection Period
	Interest	$2,647,310.20			LIBOR	1.1000%
	Principal Collections	$31,483,018.21			Auction Rate	1.1500%
	Substitution Amounts	$—			A-1 Note Rate	1.3900%
	Yield Maintenance Amount	$—			A-2 Note Rate	1.1500%
	Additional Draws	$(22,519,048.46)
Application of Collected Amounts
Applied in the following order of priority:					Factor per 1000
(i)	Enhancer Premium			$114,962.09
(ii)	A-1 Noteholder’s Interest			$937,227.59	0.9372275942
	A-2 Noteholder’s Interest			$77,540.41	0.7754041247
(iii)	Principal Collections to Funding Account			$—
(iv)	Excess Spread (during Revolving)			$—
(v)	Excess Spread (during AP)			$1,368,729.33
(vi)	Additional Balance Increase from Excess Spread (during MAP)			$—
(vii)	A-1 Noteholder’s Principal Distribution			$8,346,069.97	8.346069973
	A-2 Noteholder’s Principal Distribution			$834,607.00	8.346069973
(viii)	Enhancer for Prior Draws			$—
(ix)	Liquidation Loss Amount			$—
(x)	Enhancer			$—			Aggregate to Date
(xi)	Interest Shortfalls			$—			$—
(xii)	Indenture Trustee			$—
(xiii)	Certificates			$1,368,729.33
Balances
					Factor
	Beginning A-1 Note Balance			$809,117,347.54	0.8091173475
	Ending A-1 Note Balance			$800,771,277.56	0.8007712776
		Change		$8,346,069.97	0.0083460700
	Beginning A-2 Note Balance			$80,911,734.75	0.8091173475
	Ending A-2 Note Balance			$80,077,127.76	0.8007712776
		Change		$834,607.00	0.0083460700
	Beginning Excluded Amount			$—
	Ending Excluded Amount			$—
		Change		$—
	Beginning Pool Balance			$903,941,559.64	0.8217567470
	Ending Pool Balance			$894,909,733.45	0.8135460789
		Change		$9,031,826.19	0.0082106681
	Beginning Principal Balance			$903,941,559.64	0.8217567470
	Ending Principal Balance			$894,909,733.45	0.8135460789
		Change		$9,031,826.19	0.0082106681
	Beginning Certificate Balance			$—
	Additional Balance Increase (Draws minus Payments)			$—
	Ending Certificate Balance			$—
Delinquencies
		#	$
	Two statement cycle dates:	21		$841,784.07
	Three statement cycle dates:	8		$338,139.37
	Four statement cycle dates:	5		$172,821.61
	Five statement cycle dates:	3		$202,763.61
	Six statement cycle dates:	4		$199,536.58
	Seven + statement cycle dates:	3		$111,791.55
	Foreclosures	2		$92,000.16
	REO	—		$—
	Liquidation Loss Amount	2		$69,707.96

	Wachovia Bank, National Bank
	as Administrator

Additional Information
Net WAC Rate	3.24%
Overcollateralization Target	$14,061,328.13
Overcollateralization Amount	$14,061,328.13
Funding Account Ending Balance	$—
Gross CPR (1 mo. Annualized)	34.711%
Net CPR (1 mo. Annualized)	11.355%
Draw Rate (1 mo. Annualized)	26.120%
WAM	208.65
AGE	24.07
Current Net Excess Spread	1.920%
2 Month Average Net Excess	1.897%
3 Month Average Net Excess	1.703%
Current Liquidation Loss	$69,707.96
Aggregate Losses	$388,862.90
Aggregate Loss %age	0.035%
Defiency Amounts	$—
Net Policy Draws	$—
Agg. Substitutions	$—
Allocation of Collected Funds
Interest Collections
Total Collected	$(3,023,952.52)
Servicing Fee	$376,642.32
Enhancer Premium	$114,962.09
Additional Balance Interest	$—
A-1 Interest	$937,227.59
A-2 Interest	$77,540.41
Excess Interest	$1,517,580.11
Net	$—
Stepdown Event?	No
Condition 1	No
Condition 2	No
Condition 3	No
Principal Collections
Total Collected	$(31,483,018.21)
A-1 Principal	$8,346,069.97
A-2 Principal	$834,607.00
Add’l Balance Increase	$—
Net Draws	$22,519,048.46
Funding Account	$—
Net	$216,707.22
Previous Funding	$—
Liquidations	$(67,856.44)
Excess Interest	$(1,517,580.11)
Certificateholder	$1,368,729.33
Difference	$0.00